Exhibit 23.4







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of ClearOne Communications, Inc. on Form S-3 of our report dated March 1, 2002, appearing in the Annual Report on Form 10-K of E.mergent, Inc. for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Minneapolis, Minnesota
July 22, 2002